UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
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BAUSCH HEALTH COMPANIES INC.
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The attached presentation regarding our executive compensation program is to be provided to shareholders by Bausch Health Companies Inc. (the “Company”) on or after April 13, 2020, as part of the Company’s shareholder engagement program.

Shareholder Engagement on Executive Compensation

Forward-Looking Statements This presentation contains forward-looking statements, including, but not limited to, the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations, our beliefs respecting the probability of disruptions in our supply chain (including availability of API, intermediates and finished products), the strength of our liquidity position, the availability of capital under our revolving credit facility and our ability to remain in compliance with the covenants thereunder. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in BHC’s most recent annual report on Form 10-K and detailed from time to time in BHC’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third party suppliers, project development timelines, and costs (which may increase) and revenue and margins (both of which may decrease). Readers are cautioned not to place undue reliance on any of these forward-looking statements. 1

Non-GAAP Information To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including Adjusted EBITDA and Organic Revenue Growth. Management uses non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes non- GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors. However, non-GAAP measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. 2

Agenda • Introductions • 2019 Summary • Update on COVID-19 • Shareholder Outreach • Executive Compensation – Philosophy – Pay Practices – 2020 CEO Compensation • General Discussion 3

Introductions Bausch Health • Jerry Karabelas – Talent & Compensation Committee Chair • Art Shannon – SVP, Head of Investor Relations and Global Communications • Kelly Webber – SVP & Chief Human Resources Officer Investor/Proxy Advisor • TBD – Portfolio Manager/lead • TBD – Governance contact 4

2019 Summary • In 2019 we delivered on our “pivot to offense” strategy, with eight consecutive quarters of total company organic growth1, 2 and our first full year of reported revenue growth since 2015. 2019 accomplishments included: – Generated ~$1.5 billion of cash from operations and repaid ~$900 million in debt – Further developed “paths to win” by delivering strong growth from key drivers including Biotrue® ONEday, BAUSCH + LOMB ULTRA®, Ocuvite® + PreserVision®, enVista® IOL, Thermage® FLX, APLENZIN®, LUMIFY®, RELISTOR®, TRULANCE®, and Xifaxan® – Increased R&D investment ~14% year over year, expanding the size, breadth, and value of our product pipeline, and acquired multiple new assets, including certain assets of Synergy Pharmaceuticals – Continued to make Bausch Health a great place to work by improving or maintaining our employee retention rates year over year across the company and increasing employee engagement levels across the organization 1. See Slide 2 and Appendix for further non-GAAP information. 2. Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the 5 impact of acquisitions, divestitures and discontinuations.

Update on COVID-19 • We are closely monitoring COVID-19 and its impact on our colleagues, our customers, and the health care patients and consumers we serve • We are confident that our businesses will not see their long-term value diminished by this unprecedented situation • Our early actions have, so far, enabled us to keep our colleagues safe overall, our supply lines generally intact and to lay the foundation to work our way through uncertainties to come – Our colleagues – the health and safety of our employees is paramount, and we have implemented actions to protect our colleagues – Our supply chain – our objective is to maintain uninterrupted availability of our products – Our liquidity situation – we believe the steps we took over the last several years to manage our capital structure place us in a strong position to weather the storm from a liquidity perspective • We are also donating medicines and health care products to assist in the global fight against COVID-19, while also pursuing research to determine if products in our portfolio may offer valuable treatment options 6

Shareholder Outreach • We maintain a robust investor outreach program that enables us to obtain ongoing feedback on our executive compensation program – Since our 2016 Annual Meeting of Shareholders, we have had significant dialogue and engagement with our shareholders in order to solicit feedback through direct engagement with shareholders and during investor meetings and conferences – Consistent with our favorable “say-on-pay” results, shareholders continued to provide their support during these meetings for how our executive compensation program has evolved in recent years • In 2019, approximately 93% of the total shareholders’ votes cast voted in favor of our executive compensation program (“say-on-pay” vote) – We believe these favorable results indicate strong support for continuing our current executive compensation program 7

Executive Compensation Philosophy • Bausch Health’s executive compensation philosophy is designed to attract, retain, and motivate our executives who are committed to the ongoing transformation of our company and improving people’s lives through our products. The program: – Links executive compensation to long-term business performance – Provides compensation opportunities that are competitive as compared to our peers – Aligns the interests of our executives with those of our shareholders – Balances appropriate risk-taking – Incorporates shareholder feedback 8

Pay Practices – What We Do & Don‘t Do  Significant share ownership X No hedging or pledging of company requirements ensure long-term shares orientation X No repricing of underwater stock  Performance-based equity aligned options with the interests of our shareholders X No excise tax gross-up for executives  Capped award payouts under our in the event of a change in control annual incentive program and performance share units X No single trigger vesting in the event  Clawback policy of a change in control  Double trigger following a change-in- X No dividends or dividend equivalents control – no unvested equity awards on unearned awards accelerate, only upon a qualifying termination of employment X No supplemental executive retirement program  Limited severance  Independent compensation consultant X No automatic or guaranteed salary increases 9

2020 CEO Compensation • Mr. Papa’s salary increased to $1,600,000 (7%) based on a review of market data and performance – This is the first change made to Mr. Papa’s salary since he was hired in 2016 • Annual incentive target remains unchanged for 2020 – Slight modification to weighting of financial metrics as we continue to focus on driving organic growth1,2 while delivering on bottom line commitments. Adjusted EBITDA (non-GAAP)1 is now weighted 60% (versus 75%) and revenue is weighted 40% (versus 25%). These financial metrics remain as 75% of total payout calculation. – Strategic priorities, which focus the organization on key initiatives that will drive shareholder value over time, remain as 25% of total payout • 2020 LTI award followed our portfolio approach – 60% awarded in PSUs, 20% in stock options, and 20% in restricted stock units – Award is primarily performance-based awards (80% in total) – A “portfolio” approach mitigates excessive risk taking; PSUs and stock options incentivize an increase in share price over the long term while RSUs aid in retention – PSU payout weighted 50% on Relative TSR and 50% on Return on Tangible Capital (ROTC) goals; for TSR, payout capped at 100% if Absolute TSR is negative over three-year period • Mr. Papa purchased $5m in shares of BHC stock upon hire and has subsequently purchased an additional ~$2.5m, including, in 2019, 51,248 shares under the company’s Matching Share Program 1. See Slide 2 and Appendix for further non-GAAP information. 2. Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the 10 impact of acquisitions, divestitures and discontinuations.

General Discussion • Questions or feedback? • Thank you for your time 11

Appendix

Non-GAAP Appendix Description of Non-GAAP Financial Measures for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors. Adjusted EBITDA (non-GAAP) Adjusted EBITDA (non-GAAP) is GAAP net (loss) income (its most directly comparable Acquired in-process research and development costs: The Company has excluded GAAP financial measure) adjusted for interest expense, net, provisions for (benefit from) expenses associated with acquired in-process research and development, as these amounts income taxes, depreciation and amortization and certain other items, as further described are inconsistent in amount and frequency and are significantly impacted by the timing, size below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP and nature of acquisitions. Furthermore, as these amounts are associated with research measures used by management, most appropriately reflect how the Company measures the and development acquired, the Company does not believe that they are a representation of business internally and sets operational goals and incentives, especially in light of the the Company’s research and development efforts during the period. Company’s new strategies. In particular, the Company believes that Adjusted EBITDA (non- GAAP) focuses management on the Company’s underlying operational results and business Asset Impairments: The Company has excluded the impact of impairments of finite-lived performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such the actual financial performance of the Company and to forecast future results as part of its amounts are inconsistent in amount and frequency and are significantly impacted by the guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to timing and/or size of acquisitions and divestitures. The Company believes that the evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our adjustments of these items correlate with the sustainability of the Company’s operating unleveraged, pre-tax operating results and therefore reflects our financial performance performance. Although the Company excludes intangible impairments from its non-GAAP based on operational factors. In addition, cash bonuses for the Company’s executive expenses, the Company believes that it is important for investors to understand that officers and other key employees are based, in part, on the achievement of certain Adjusted intangible assets contribute to revenue generation. EBITDA (non-GAAP) targets. . Goodwill Impairments: The Company has excluded the impact of goodwill impairment. Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items: When the Company has made acquisitions where the consideration paid was in excess of Restructuring and integration costs: The Company has incurred restructuring costs as it the fair value of the net assets acquired, the remaining purchase price is recorded as implemented certain strategies, which involved, among other things, improvements to its goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not infrastructure and operations, internal reorganizations and impacts from the divestiture of amortized but is tested for impairment. For periods prior to January 1, 2018, the amount of assets and businesses. In addition, in connection with its acquisition of certain assets of goodwill impairment is measured as the excess of the carrying value of a reporting unit’s Synergy Pharmaceuticals Inc. (“Synergy”), the Company has incurred certain severance goodwill over its implied fair value. However, in January 2017, new accounting guidance and integration costs which were not essential to complete, close or report the acquisition. was issued which simplifies the subsequent measurement of an impairment to goodwill. With regard to infrastructure and operational improvements which the Company has taken Under the new guidance, which the Company early adopted effective January 1, 2018, the to improve efficiencies in the businesses and facilities, these tend to be costs intended to amount of goodwill impairment is measured as the excess of a reporting unit’s carrying right size the business or organization that fluctuate significantly between periods in value over its fair value. Management excludes these charges in measuring the amount, size and timing, depending on the improvement project, reorganization or performance of the Company and the business. transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and Share-based Compensation: The Company has excluded the impact of costs relating to provided no benefit to the ongoing operations of the Company. As a result, the Company share-based compensation. The Company believes that the exclusion of share-based does not believe that such costs (and their impact) are truly representative of the underlying compensation expense assists investors in the comparisons of operating results to peer business. The Company believes that the adjustments of these items provide supplemental companies. Share-based compensation expense can vary significantly based on the timing, information with regard to the sustainability of the Company's operating performance, allow size and nature of awards granted. 13

Non-GAAP Appendix Adjustments to Adjusted EBITDA (non-GAAP) (continued): Organic Revenue Growth Acquisition-related costs and adjustments excluding amortization of intangible Organic revenue growth, a non-GAAP metric, is defined as a change on a period-over- assets: The Company has excluded the impact of acquisition-related costs and fair value period basis in revenues on a constant currency basis (if applicable) excluding the impact of inventory step-up resulting from acquisitions as the amounts and frequency of such costs recent acquisitions, divestitures and discontinuations. Organic revenue growth is change in and adjustments are not consistent and are significantly impacted by the timing and size of GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain its acquisitions. In addition, the Company has excluded the impact of acquisition-related items, as further described below, of businesses that have been owned for one or more contingent consideration non-cash adjustments due to the inherent uncertainty and volatility years. Organic revenue is impacted by changes in product volumes and price. The price associated with such amounts based on changes in assumptions with respect to fair value component is made up of two key drivers: (i) changes in product gross selling price and (ii) estimates, and the amount and frequency of such adjustments is not consistent and is changes in sales deductions. The Company uses organic revenue growth to assess significantly impacted by the timing and size of the Company's acquisitions, as well as the performance of its business units and operating and reportable segments, and the Company nature of the agreed-upon consideration. in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such Loss on extinguishment of debt: The Company has excluded loss on extinguishment of measure is useful to investors as it provides a supplemental period-to-period comparison. debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not Organic revenue growth reflects adjustments for: (i) the impact of period-over-period consistent and are significantly impacted by the timing and size of debt financing changes in foreign currency exchange rates on revenues and (ii) the revenues associated transactions and other factors in the debt market out of management’s control. with acquisitions, divestitures and discontinuations of businesses divested and/ or discontinued. These adjustments are determined as follows: Other Non-GAAP Charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental • Foreign currency exchange rates: Although changes in foreign currency exchange rates proceedings, investigations and information requests respecting certain of our distribution, are part of our business, they are not within management’s control. Changes in foreign marketing, pricing, disclosure and accounting practices, litigation and other matters, and net currency exchange rates, however, can mask positive or negative trends in the gain on sale of assets. In addition, the Company has excluded certain other expenses, such business. The impact for changes in foreign currency exchange rates is determined as as IT infrastructure investment, that are the result of other, non-comparable events to the difference in the current period reported revenues at their current period currency measure operating performance. These events arise outside of the ordinary course of exchange rates and the current period reported revenues revalued using the monthly continuing operations. Given the unique nature of the matters relating to these costs, the average currency exchange rates during the comparable prior period. Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due • Acquisitions, divestitures and discontinuations: In order to present period-over-period to this volatility, the Company believes the costs associated with legal settlements and organic revenues on a comparable basis, revenues associated with acquisitions, judgments are not normal operating expenses. In addition, as opposed to more ordinary divestitures and discontinuations are adjusted to include only revenues from those course matters, the Company considers that each of the recent proceedings, investigations businesses and assets owned during both periods. Accordingly, organic revenue growth and information requests, given their nature and frequency, are outside of the ordinary excludes from the current period revenues attributable to each acquisition for twelve course and relate to unique circumstances. The Company believes that the exclusion of months subsequent to the day of acquisition, as there are no revenues from those such out-of-the-ordinary-course amounts provides supplemental information to assist in the businesses and assets included in the comparable prior period. Organic revenue growth comparison of the financial results of the Company from period to period and, therefore, excludes from the prior period (but not the current period), all revenues attributable to provides useful supplemental information to investors. However, investors should each divestiture and discontinuance during the twelve months prior to the day of understand that many of these costs could recur and that companies in our industry often divestiture or discontinuance, as there are no revenues from those businesses and face litigation. assets included in the comparable current period. 14